Cathay Global Investments, Inc.
                       56 Inverness Drive East, Suite 111
                               Englewood, CO 80112
                             telephone 303-296-6789
                             facsimile 303-297-0609

                               September 25, 1998

Steven H. Miller, President
Kenneth W. Tribbey, Vice President
Amereco, Inc.
680  Atchison  Way
Suite 800
Castle Rock, Colorado 80104

Gentlemen:

     The most recent Form 8-K filing made by you with respect to Amereco, Inc. (dated September 1, 1998), is materially incorrect and misleading in a number of respects. Most importantly, as officers and directors of Amereco, Inc., it is your fiduciary responsibility to act in the best interests of the corporation; as shareholders of Amereco, Inc., we do not believe it is in the best interests of Amereco for you to have resigned and consequently to have left the corporation without management or a board of directors.

     The Form 8-K you filed also erroneously and maliciously indicated that shareholders and creditors could make inquiry as to Amerecos status to Wei Ming Lu. Mr. Lu has never been an officer or director of Amereco; neither Mr. Lu nor any person with whom he is associated has any information regarding the current status of Amereco; nor does Mr. Lu have any obligation to respond to inquiries of shareholders or creditors. Mr. Lu is and has been nothing more than an indirect and passive shareholder of Amereco who has provided Amereco with approximately $10,000,000 of capital since 1993. Despite the significant amount of funding provided to Amereco, you, as President and Vice President, have been unable to achieve even a modicum of success. On the other hand, you two have been officers and directors of Amereco since its inception, and you have all information regarding Amereco, its business and its properties that any shareholder or creditor could require; you are the proper persons for any shareholder or creditor to contact, and any statement by you to the contrary is simply wrong.

     You must immediately cease and desist from referring or forwarding inquiries from creditors, shareholders, and others, to Mr. Lu or any of his associates. It is your fiduciary responsibility as the duly-elected directors and officers of Amereco, Inc., to deal with the corporate affairs of Amereco, Inc. Mr. Lu, on his own behalf and on behalf of his associates, disclaim any right or ability to control any aspect of the affairs of Amereco, Inc.; such control lies within you as the officers and directors of Amereco.

                                Sincerely yours,
                                Earl B. Wing, Vice President